Exhibit 99.1

A French Public Limited Company (Société Anonyme), with share capital of €266 599,46

Registered office: 10 rue Mercœur 75011 Paris

Paris Trade & Companies Registry No. 349 694 893

I-2020 CONSOLIDATED FINANCIAL STATEMENTS

EOS imaging

Société anonyme

10, rue Mercoeur

75011 Paris

_____________________________________________

Report of one of the Statutory Auditors
on the Audit of the Consolidated Financial Statements

Years ended December 31, 2020 and 2019

EOS Imaging

Société anonyme

10, rue Mercoeur

75011 Paris

_____________________________________________

Report of one of the Statutory Auditors
on the Audit of the Consolidated Financial Statements

Years ended December 31, 2020 and 2019

________________________________________

We have audited the accompanying consolidated financial statements of EOS imaging and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, consolidated statements of change in equity, and consolidated statements of cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EOS imaging and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”).

Paris-La Défense, July 22, 2021

One of the Statutory Auditors

Deloitte & Associés
Géraldine SEGOND

CONSOLIDATED BALANCE SHEETS

(in thousands of euros)

ASSETS	Note	12/31/20	12/31/19

Goodwill	5	5,131	5,131
Intangible assets	6	8,487	8,488
Rights of use	7	3,671	4,386
Property, plant, and equipment	8	1,535	2,068
Financial assets	9	155	197

Total non-current assets		18,979	20,271

Inventories and work in progress	10	13,377	13,513
Trade receivables	11.1	9,822	17,698
Other current assets	11.2	3,191	5,215
Cash and cash equivalents	12	9,717	8,186

Total current assets		36,108	44,613

TOTAL ASSETS		55,087	64,884

LIABILITIES		12/31/20	12/31/19

Share capital		267	266
Treasury shares		(443)	(448)
Share premiums		166	6,916
Reserves		11,199	22,782
Translation reserves		406	991
Consolidated income attributable to the parent		(11,179)	(18,429)

Total equity	13	416	12,078

Provisions	14	685	1,144
Financial liabilities	15	24,473	24,646
Lease liabilities	7	3,247	3,912

Total non-current liabilities		28,405	29,702

Financial liabilities	15	1,551	1,738
Lease liabilities	7	527	531
Trade payables	16.1	3,434	3,969
Other current liabilities	16.2	20,754	16,866

Total current liabilities		26,266	23,104

TOTAL LIABILITIES		55,087	64,884

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of euros)

	Note	Fiscal Year End
		12/31/20	12/31/19

Revenue from ordinary activities
Revenue		23,829	20,087
Other income		2,192	2,129

Total revenue	17	26,021	22,467

Operating expenses
Direct cost of sales	20.1	(11,223)	(10,962)
Indirect costs of production and service	20.2	(4,587)	(4,402)
Research and development	20.3	(5,597)	(4,799)
Sales, clinical and marketing	20.4	(7,390)	(11,168)
Regulatory	20.5	(804)	(911)
Administrative costs	20.6	(5,972)	(5,924)
Share-based payments	19	(38)	(743)

Total expenses		(35,611)	(38,908)

OPERATING PROFIT (LOSS)		(9,591)	(16,693)

Financial expenses	21	(2,746)	(1,904)
Financial revenue	21	1,163	168

PROFIT (LOSS) FROM ORDINARY ACTIVITIES BEFORE INCOME TAXES		(11,173)	(18,429)

Income tax expense	22	(6)

NET PROFIT (LOSS) FOR THE PERIOD - Attributable to the parent		(11,179)	(18,429)

Translation differences on foreign entities		(585)	349
Actuarial differences on pension commitments		(8)	114

TOTAL PROFIT (LOSS) FOR THE PERIOD		(11,772)	(17,966)

Earnings per share (in €)		(0.42)	(0.7)

CONSOLIDATED STATEMENTS OF CHANGE IN EQUITY

(in thousands of euros)

CHANGES IN EQUITY	Capital	Primes liées au capital	Actions propres	Réserves consolidées	Ecarts de conversion	Résultat consolidé	Total

12/31/2019	266	6,916	(448)	22,782	991	(18,429)	12,078

Appropriation of profit (loss) N-1				(18,429)		18,429
Capital Increase	1	66					67
Allocation of loss carry-forward to issue premium		(6,816)		6,816
Change in translation differences					(585)		(585)
Change in actuarial differences				(8)			(8)
Profit (loss) N						(11,179)	(11,179)
Paiements in shares				38			38
Treasury shares			5				5

12/31/2020	267	166	(443)	11,199	406	(11,179)	416

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of euros)

	2020	2019
	12 mois	12 mois

CASH FLOWS RELATING TO OPERATING ACTIVITIES

Net profit/(loss)	(11,179)	(18,429)
Elimination of depreciation, amortisation and provisions	2,716	2,174
Calculated expenses and income linked to share-based payments	38	743

Financial expenses - Lease liabilities	124	134
Financial expenses - Bond borrowings
Financial expenses - OCEANE convertible bonds	(306)	(180)
Financial expenses - Repayable advances	3	6
Sub-total (“capacité d'autofinancement”)	(8,604)	(15,552)

Inventories and work in progress	136	(4,734)
Trade receivables	7,111	15,376
Other current assets	2,008	(947)
Trade payables	(428)	(3,129)
Other current liabilities	4,482	1,432
Change in WCR	13,308	7,998

Net cash from/(used in) operating activities	4,704	(7,554)

CASH FLOWS RELATING TO INVESTMENT ACTIVITIES

Acquisition of property, plant, and equipment and intangible assets	(2,677)	(3,318)
Acquisition of property, plant, and equipment and intangible assets	393	461
Change in financial assets	42	111

Net cash from/(used in) investing activities	(2,241)	(2,746)

CASH FLOWS RELATING TO FINANCING ACTIVITIES

Capital increase	67	127
Loan US and Canada	691
Forgiven Loan US and Canada	(672)
Repayments of advances and interest-free loans	(76)	(655)
Lease liabilities	(793)	(699)
Acquisition/disposal of treasury stock	5	(36)

Net cash from/(used in) financing activities	(777)	(1,263)

Impact of exchange rate fluctuations	(154)	31

Change in cash	1,531	(11,532)

Cash and cash equivalents at beginning of the year	8,186	19,718
Cash and cash equivalents at year-end	9,717	8,186

CHANGE IN CASH	1,531	(11,532)

Notes to THE CONSOLIDATED financial statements

Note 1 :the Company

Founded in 1989, EOS Imaging SA develops an innovative medical imaging device dedicated to osteoarticular pathologies and orthopaedics as well as associated applications.

As part of its international development, the company has created four subsidiaries:

- EOS Imaging Inc. in the United States in June 2006,

- EOS Image Inc. in Canada in August 2000,

- EOS Imaging Gmbh in Germany in May 2008,

- EOS Imaging Pte Ltd in Singapore in May 2015.

In November 2013, the Company acquired 100% of the shares of OneFit Médical, a publisher of planning software for knee and hip surgery and manufacturer of customised cutting guides for orthopaedics.

Since 15 February 2012, the company has been listed on the regulated market of NYSE Euronext in Paris.

Note 2 :significant events

Agreement for Alphatec Holdings Inc. to make a public offer for EOS

On 28 February 2020, the Board of Directors approved the signing of an agreement to file a proposed public offer with Alphatec Holdings, Inc. (Nasdaq: ATEC), a medical device company specialising in innovative solutions for spine surgery. Under the terms of this agreement, ATEC would launch a public offer for all the shares and OCEANEs issued by EOS.

The Offer would have consisted of a cash tender offer on a principal basis at a price of €2.80 per EOS share and on a subsidiary basis a public exchange offer with an exchange ratio of 1 ATEC ordinary share for 2 EOS shares.

The transaction was supported by the main EOS shareholders.

The Offeror informed the Company on 24 April 2020 of its termination of the agreement to file the proposed public offer due to its assessment of the impact of the COVID-19 epidemic on the Company. The Company informed the market by press release dated 27 April 2020 and a disagreement arose between the two companies. The Company filed a lawsuit against the Offeror before the Paris Commercial Court on 9 September 2020.

The uncertainties created by COVID-19 having been overcome, Alphatec renewed its interest in a combination with the Company in the form of a public offer for the Company's Securities, formalised by a letter of intent dated 30 October 2020.

At its meeting on 15 December 2020, the Board of Directors of the Company welcomed the principle of the Offer and unanimously approved the signing of a new tender offer agreement relating to the filing of a proposed tender offer by Alphatec Holdings, Inc.

At its meeting, the EOS Board of Directors also set up an ad hoc committee composed of two independent members and appointed an independent expert, Accuracy (represented by Mr. Henri Philippe), to draw up a fairness opinion on the financial conditions of the Offer.

The transaction is supported by the main EOS shareholders. On 16 December 2020, ATEC received commitments to tender to the Offer from Fosun Pharmaceutical AG and Bpifrance Investissement, as well as from the Founder and the Chief Executive Officer of EOS, for all of their EOS shares (i.e. approximately 23% of the capital and voting rights of EOS).

The Offer Agreement was signed on 16 December 2020.

ATEC and EOS are both pioneers in their respective fields, providing innovative solutions for orthopaedic surgery. This transaction would strengthen their position in the global orthopaedic market.

-ATEC has developed a highly differentiated solution that provides the surgeon with information in the operating room, combining the surgical approach, specific implants, a nerve pathway monitoring system and the Informatix platform.

-EOS provides a unique, clinically recognised solution to provide the surgeon with 3D biomechanical measurements from biplane images in a functional position, at low dose, which are used, among other things, to analyse the patient's sagittal balance, plan the operation and evaluate the postoperative result.

The combination of the two companies' offerings would improve patient management, from diagnosis to surgical planning, post-operative monitoring and long-term follow-up. The complementary expertise would help improve surgical planning by integrating the implant's specific characteristics, providing the surgeon with essential information before and during surgery.

Product integration would begin in the United States, the largest orthopaedic market, where ATEC has a proven track record and where the combined company could significantly expand its presence through the existing networks and locations of both companies, and gradually expand globally. Meanwhile, outside the US, EOS is expected to continue to strengthen the roll-out of its current offering.

- EOS shareholders would receive a price of 2.45 euros per EOS share. The Offer price reflects a premium of 41% over the EOS share price at the close of business on 16 December 2020 and of 43%, 56% and 63% respectively over the volume weighted average price of the EOS share over the last one, three and six months.

- The Offer would be made for all the outstanding OCEANEs issued by EOS for a price of (i) 7.01 euros per OCEANE (coupon attached due on 31 May 2021) or (ii) 6.81 euros per OCEANE (coupon detached due on 31 May 2021).

The transaction will remain subject to the fulfilment of conditions precedent

The undertakings to tender to the Offer will lapse in the event of a competing offer made at a higher price than the Offer and declared compliant by the AMF, unless ATEC decides to outbid the competing offer in accordance with the conditions set out in the AMF's General Regulations.

In addition, under the terms of the tender offer agreement, EOS has accepted a customary non-solicitation undertaking. In addition, EOS has undertaken to waive its legal action against ATEC in relation to the termination of the first agreement concluded between the two parties on 28 February 2020

In accordance with the terms of the tender offer agreement, EOS will have to pay, in certain circumstances, a break-up fee equal to 2% of the maximum amount of the Offer price (i.e. '2 million) to ATEC and ATEC will have to pay, in other circumstances, a reverse break-up fee of an identical amount to EOS.

This indemnity will be payable by EOS if its Board of Directors decides not to recommend that the shareholders tender to the Offer or in the event of a competing offer.

The Offer will be subject, in addition to the 50% lapse threshold, to the acceptance threshold of two thirds of the capital and voting rights of EOS (on a diluted basis) in view of the results of the offer.

ATEC intends to implement a squeeze-out at the end of the Offer at the Offer price ('2.45 per EOS share) if the conditions for doing so are met.

The AMF has published a notice announcing the start of a pre-bid period on 17 December 2020.

COVID-19 health crisis

The various regions where the Company operates were progressively affected during the first quarter by the COVID-19 health crisis. The initial commercial impact was seen in Asia in early January, with a spread in mid-March to Europe and North America. In all regions, the focus was on employee and customer safety. The Company has implemented appropriate protective measures for its employees in line with the recommendations and guidelines issued by the French government and the governments of the countries where the company operates, such as remote working and travel restrictions.

As the number of patients with COVID-19 continues to increase, healthcare systems have taken steps to address the increase in admissions of these patients. Some hospitals and private imaging centres have suspended their orthopaedic activity for several weeks in the first half of 2020.

Facilities that had been planned during the containment period were delayed, only to be rescheduled after decontamination. This resulted in a temporary delay in deliveries and the corresponding turnover.

Equipment order intake was hampered by the limited access of sales staff to hospitals, and by the postponement of investment decisions by our customers in the absence of visibility.

Maintenance activities were limited to emergency rooms for facilities open during the containment period, and gradually resumed with the resumption of imaging activities. However, the Company has signed annual fixed-price service contracts with the majority of its customers, including annual maintenance and preventive monitoring.  Maintenance revenues were therefore not impacted by the pandemic.

In the second half of the year, the company's installation and marketing activities gradually resumed their rhythm.

With regard to installations, client projects were delayed due to the level of work involved in preparing the rooms or to the possibility of EOS teams travelling to certain regions. Nevertheless, the projects continued.

Sales staff were able to make progress with their customers and prospects on new imaging platform acquisition projects, many of which resulted in a strong upturn in orders in the third and especially the fourth quarter.

The Company has flexibly implemented all the adjustment possibilities at its disposal in order to preserve its financial resources, while continuing to promote its technologies.

The Company reduced the activity of its European and North American employees between March and June 2020 through short-time working and partial leave.

The Company has adapted its production programme to the shift in its installation schedule and reviewed its supply schedule with its suppliers. It should be noted that as the Company's key suppliers are mainly based in France, Canada and Europe, the Company has not identified any specific supply risks.

The Company has also used measures to alleviate short-term cash pressure: deferring the payment of employer social security contributions; accelerating the payment of the research tax credit; obtaining partially forgivable employment support loans: in the United States, in the amount of $816,000, and in Canada, in the amount of $40,000 Canadian; obtaining employment subsidies in Singapore and Australia.

EOS imaging has also implemented a major cost reduction plan: reduction in the number of external consultants and speakers, freezing of hiring, reduction in travel. The professional conferences, cancelled or postponed in the first half of the year, were then held virtually, which significantly reduced costs, without any major impact on our ability to communicate with our market.

All these elements contributed to the improvement of EOS imaging's cash position.

First installations of the new eosedge system

As a reminder, the EOSedge received 510(k) clearance from the U.S. Food and Drug Administration ("FDA") in 2019 and regulatory approvals in Europe (CE Mark), Canada (Health approval), and Australia (TGA). The global commercial launch was achieved at the end of November 2019, at the RSNA conference in Chicago (USA).

This system completed the EOS imaging product range alongside the first generation of EOS® systems. It combines the latest innovations in X-ray detection with low radiation dose and high image resolution. In particular, the system incorporates the new Flex Dose™ technology, allowing the radiation dose to be modulated and thus optimised throughout the patient scan, as well as photon counting detection technology for high-resolution musculoskeletal X-ray examinations. With its open cabin and motorised lifting platform, EOSedge facilitates patient entry and positioning, which, combined with faster acquisition, reduces examination time. This new system will allow for a wider range of musculoskeletal pathologies to be treated. Continued installation of the new EOSedge platform, and first installation in the US

Following the two pilot installations of EOSedge in 2019, at the Créqui Imaging Centre in Lyon (France) and at the Centre Hospitalier Universitaire Mère-Enfant in Montreal (Canada), the Company completed 10 commercial start-ups of its new EOSedge system during 2020, representing 23% of these imaging system start-ups.

These installations were performed :

in Europe: Polyclinique de Bordeaux Nord (France), Clinique Asklepios in Hamburg (Germany), Centre Médical de la Madonuccia, Ajaccio (France), Hospital San Francisco de Asis in Madrid (Spain), Groupement Hospitalier Régional de Mulhouse (France) and Samodzielny Hospital in Otwok (Poland)

- in the United States: Gillette Children's Specialty Healthcare in St Paul, Minnesota and University Hospital in Cleveland, Ohio; and

- in Australia: Macquarie Hospital in Gladsville, Children Hospital in Westmead, and

In addition, orders for EOSedge accounted for 50% of orders for the year 2020, and 85% of orders in countries where this imaging platform is marketed.

Increase in the installed base of EOS imaging platforms

In December 2020, EOS imaging installed its 400th imaging platform worldwide. In the same month, the company also passed the milestone of the 150th system installed in North America.

Note 3 :APPROVAL OF FINANCIAL STATEMENTS

The consolidated annual accounts of EOS Imaging as at 31 December 2020 were approved by the Board of Directors on July 22, 2021.

Note 4 :ACCOUNTING PRINCIPLES AND POLICIES

4.1 Basis of preparation of the financial statements

The consolidated financial statements for the year ended 31 December 2019 were approved by the Board of Directors on July 22, 2021. EOS imaging is a company resident in France. The consolidated financial statements for the year ended 31 December 2020 show the financial position and results of the Company and its subsidiaries. They are drawn up in euros, the Company’s functional currency.

The Group’s consolidated financial statements for the 2020 financial year were prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board, with a comparison against the 2019 consolidated financial statements prepared by reference to the same standards. International standards comprise IFRS (International Financial Reporting Standards), IAS (International Accounting Standards), interpretations of the IFRS IC (International Financial Reporting Standards Interpretation Committee) and the SIC (Standard Interpretations Committee).

The accounting principles used to prepare the annual consolidated financial statements for the financial year ended 31 December 2020 are identical to those used for the financial year ended 31 December 2019, except in relation to the new applicable standards described below.

4.2 Changes in accounting rules and methods

The new standards, amendments and interpretations of standards adopted by the European Union and which must be mandatorily applied by the Company from 1 January 2020 are as follows:

▪	Amendments to IFRS 3 - Business Combinations: Definition of a Business, effective for annual periods beginning on or before 1 January 2020;

▪	Amendments to IAS 1 - Presentation of Financial Statements and IAS 1 - Amendments to the Definition of Materiality, effective for annual periods beginning on or before 1 January 2020;
▪	Amendments to IFRS 10 - Consolidated Financial Statements and IAS 28 - Investments in Associates and Joint Ventures;
▪	Amendments to IAS 39, IFRS 7 and IFRS 9 - Reform of Interbank Offered Rates which deals with the impact, in particular on hedging, of the reform of IORs (disappearance of EURIBOR, EONIA, etc.);
▪	The IFRS 16 amendment "Rent relief related to COVID-19" adopted by the European Union in October 2020 and applicable on 1 June 2020 for financial years starting on or after 1 January 2020;

The new standards did not have a material impact on the Group’s consolidated financial statements for the year ended 31 December 2020.

Standards adopted by the European Union but not yet mandatory as at 31 December 2020 are as follows:

•	Amendments to IAS 1 - Presentation of Financial Statements - Classification of liabilities as current or non-current
•	Amendment to IAS 16 - Property, Plant and Equipment - Recognition of Revenue Generated Before In-Service Use
•	IAS 37 - Provisions, Contingent Liabilities and Contingent Assets - Onerous contracts, concept of costs directly associated with the contract
•	IFRS 17 Insurance Contracts including amendments to IFRS 17
•	Amendments to IFRS 3 "Definition of a Business".

The Group has, moreover, chosen not to apply those standards and interpretations for which application is not mandatory at 31 December 2020.

Management does not expect application of these standards to have a material impact on the consolidated financial statements

4.3 Consolidation methods

A subsidiary is any entity whose financial and operating policies may be controlled by the Company, a power that derives from ownership of more than half the voting rights. Subsidiaries are fully consolidated from the date on which the Company acquires control of them. They are deconsolidated from the date on which control is no longer exercised.

Inter-company transactions and balances are eliminated. The accounting methods of the subsidiaries match those of the Company.

On the date on which these consolidated financial statements are published, EOS Imaging SA (the parent company) has five fully consolidated subsidiaries:

▪ EOS Imaging Inc.

▪ EOS Image Inc.

▪ EOS Imaging GmbH

▪ Onefit Medical

▪ Eos Imaging Pte Ltd.

4.4 Critical accounting estimates and judgements

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and the disclosures in the notes to the financial statements. Management reviews these estimates and assumptions on a regular basis to ensure that they are appropriate in the light of past experience and the current economic situation. Depending on the evolution of these assumptions, the items included in future financial statements may differ from current estimates. In addition to the use of estimates, the Group's management exercises judgment in determining and implementing the appropriate accounting treatment for certain transactions and activities. The estimates and judgements made by management in preparing the financial statements relate primarily to

•	The useful lives of operating assets (see Note 4.8);
•	The assessment of the recoverable amounts of goodwill and other intangible assets, as well as property, plant and equipment (see notes 5, 6, 8);
•	The assessment of the rights of use of assets and lease commitments retained in the context of the application of IFRS 16 - Leases (see note 7);
•	The assessment of the recoverable amounts of current assets (see notes 10, 11).
•	The capitalization of development costs (see note 18)
•	The valuation of provisions for risks and other provisions related to the activity (see notes 3.4.8);
•	The assumptions used to calculate pension commitments (see Note 3.3);

4.5 Net investments abroad

Receivables from consolidated foreign subsidiaries for which settlement is not foreseeable are deemed to represent a net investment in foreign currencies. To this end and pursuant to IAS 21, foreign currency gains and losses on these receivables in functional currencies translated into euros for consolidation purposes were recognized under “other comprehensive income”.

4.6 Regroupements d’entreprises

In accordance with IFRS 3, as revised, the identifiable assets, liabilities, off-balance sheet items and contingent liabilities of the acquired entities are recognized at fair value on the acquisition date.

The consideration transferred is measured at fair value and includes the fair value of contingent items, if any.

The associated costs of an acquisition are recognized as an expense for the period in which they were incurred.

The positive difference, measured at the date control is acquired, between the acquisition cost of the entity and the share of the net financial position acquired is recognized as "Goodwill" on the asset side of the consolidated statement of financial position. When the difference is negative, it is recognized directly through profit and loss.

Goodwill is not amortized but its value is tested at least once a year and at any time there appears to be some indication of impairment.

4.7 Intangible assets

Under the criteria set out in IAS 38, acquired intangible assets are recognized as assets at acquisition cost in the statement of financial position.

4.7.1Research and development expenses

The Company develops innovative medical imaging devices dedicated to osteo-articular conditions and orthopaedics, as well as associated applications, with new versions being regularly released on the market.

Research costs are systematically recognized as expenses.

Under IAS 38, intangible assets resulting from development are recognized as intangible assets only if all the following criteria are met:

(a) technical feasibility necessary to complete the development project;

(b) the Company intends to complete the project and put it to use;

(c) ability to use the intangible asset;

(d) demonstration of the likelihood of future economic benefits flowing from the asset;

(e) availability of technical, financial and other resources to complete the project; and

(f) reliable measurement of development expenses.

This standard has been applied since 1 January 2008, with expenses related to developing new features for products and software applications capitalised as assets. However, the cost of research and the cost of improving existing features continues to be expensed as incurred.

Capitalised development costs, which primarily comprise employee benefit expenses, are amortized on a straight-line basis:

-	over one to five years for EOS products, estimated on the basis of the average lifespan of new features;

-	over three years for sterEOS products. This is the estimated average lifespan of the new features offered by each new version released.

4.7.2Patents

Costs relating to the filing of currently valid patents, incurred by the Company up until the point at which they are granted, are recognized as intangible assets since they meet the capitalization criteria set out in IAS 38. They are amortized on a straight-line basis from issuance of the patents over their lifetime, namely 20 years.

4.7.3Software

Software licence acquisition costs are recognized as assets based on the costs incurred in acquiring and commissioning the software in question. They are amortized on a straight-line basis over a period of one year or three years.

4.8 Property, plant, and equipment

Items of property, plant and equipment are recognized at acquisition cost. Major improvements and refurbishments are capitalised, while repair and maintenance expenses and the cost of other refurbishment work are recorded as expenses as and when they are incurred.

Items of property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of their own useful lives or the length of the lease.

The following depreciation periods are used:

Industrial and lab equipment	3 to 5 years
Fixtures and furnishings	10 years
Office and computer equipment	3 years
Office furniture	5 years

4.9 Financial assets

Financial assets consist of:

-	non-current financial assets: guarantees and security deposits given
-	current financial assets: cash and cash equivalents (marketable securities).

In accordance with IFRS 9, financial assets are classified in one of the following three categories:

-	financial assets recognized at amortized cost;
-	financial assets recognized at fair value in other comprehensive income;
-	financial assets recognized at fair value in income.

Their measurement and recognition comply with the following principles:

-	financial assets are initially measured at fair value, which is generally equal to the acquisition cost.
-	loans and receivables are recognized on the balance sheet at amortized cost.
-	trade receivables are recognized on the balance sheet at amortized cost. An impairment provision is recognized for the expected losses over the life of the receivable.

4.9.1Available-for-sale financial assets

Available-for-sale financial assets principally comprise investment securities that do not meet the definition of other categories of financial assets. They are measured at fair value and changes in value are recognized in equity.

The fair value represents the market price of listed securities or an estimate of the value in use for unlisted securities, determined using the most appropriate financial criteria for each individual security. Where there is an objective indication of the impairment of these securities, the cumulative loss that had been recognized in equity is taken to profit or loss.

4.9.2Held-to-maturity investments

These securities are exclusively securities with fixed or determinable payments and with fixed maturities, other than loans and receivables, which the Company has the intention and ability to hold to maturity. After their initial recognition at fair value, they are valued and recognized at amortized cost on the basis of the effective interest rate ("EIR") method. The EIR is the rate that equates the expected future cash outflows to the net present carrying value of the financial liability in order to calculate its amortized cost.

Held-to-maturity investments are monitored for objective indications of impairment. Financial assets are impaired when the carrying value exceeds the recoverable amount estimated during impairment testing. Any impairment loss is recognized through profit or loss.

4.9.3Loans and receivables

This category includes receivables from equity interests, other loans and receivables and trade receivables.

These instruments are initially recognized at fair value and subsequently at amortized cost calculated using the EIR method. Short-term receivables without declared interest rates are measured at the amount of the original invoice provided the application of an implied interest rate would not be material.

For variable-rate loans and receivables, periodic cash flow re-estimations, to reflect changes in market interest rates, change the effective interest rate and accordingly the valuation of the loan or receivable.

Loans and receivables are monitored for objective indications of impairment. Financial assets are impaired when the carrying amount exceeds the recoverable amount estimated during impairment testing. Any impairment loss is recognized through profit or loss.

Loans and receivables also include deposits and guarantees, classified as long-term investments in the balance sheet.

4.9.4 Financial assets at fair value through profit or loss

Assets held for trading purposes comprise assets that the Company intends to resell in the short term to realise a capital gain, belonging to a portfolio of financial instruments managed as a whole in respect of which there is a pattern of short-term disposals. Trading assets may also include assets voluntarily placed in this category, regardless of the above criteria (the “fair value option”).

4.10 Recoverable amount of non-current assets

Property, plant and equipment and intangible assets with definite useful lives are tested for impairment when the company identifies indications of impairment likely to affect the recoverability of their carrying amount. An impairment loss is recognized equal to the amount by which the carrying value exceeds the recoverable amount of the asset. The recoverable amount of an asset is the greater of its fair value less selling costs and its value in use.

For intangible assets in progress an impairment test is carried out every year even if there are no indications of loss of value. In relation to the Group's intangible assets, there is no market data available to calculate the fair value net of disposal costs other than through an estimate of future cash flows. As such, the recoverable amount is, in substance, equal to the value in use. The value in use is calculated every year in accordance with IAS 36: it corresponds to the discounted value of estimated future cash flows expected from the continued use of the assets and their disposal at the end of their planned use by the company. It does not reflect the impact of the financing structure, the effect of taxes or restructurings that have not been committed to. The valuation method is based on the discounted cash flow valuation method using the flows for the years 2019 to 2028 taken from the company’s forecasts.

The principal parameters used are set out below:

-	10-year forecast horizon;
-

The discount rate used is the Group’s weighted average cost of capital of 12% and a perpetual growth rate of 2%. These rates are consistent with the average rates used by financial analysts of the business sector who report on the value.

-	The assumptions used by the Group to calculate the recoverable amount of its assets are based on assumed future growth rates.

IAS 36.134(f) requires sensitivity analysis to be carried out on the key assumptions used in impairment tests.

The principal sensitivity parameters used are set out below:

-	One percentage point change (+ or - 1 point) in the weighted average cost of capital,
-	One percentage point change (+ or - 1 point) in the growth rate to perpetuity.

In 2020, the sensitivity of the recoverable amount to a change of one percentage point in the discount rate or the growth rate to infinity would have no impact on the valuation of assets or the profits for the financial year.

4.11 Inventories and work in progress

Inventories are recognized at the lower of cost or net realisable value. In the latter case, the impairment loss is expensed.

Inventories are valued using the weighted average unit cost method.

4.12 Cash, cash equivalents and financial instruments

Cash and cash equivalents are held to meet short-term cash commitments rather than for investment or other purposes. They are readily convertible into a known amount of cash and are subject to an insignificant risk of a change in value under the criteria set out in IAS 7 (Statement of cash flows). Cash and cash equivalents comprise immediately available liquid assets, readily realisable term investments and short-term investments.

The new rules in IFRS 9 do not have a material impact on the Group's financial statements insofar as all transactions that were categorised as hedging transactions under IAS 39 continue to be so categorised under IFRS 9.

Bank overdrafts are excluded from the definition of cash and cash equivalents and are recognized as current financial liabilities.

4.13 Going concern

At 31 December 2020, the Group's cash and cash equivalents amounted to €9.7m.

In 2019, the Company implemented a new business cycle to optimise its supply and production flow, and achieve a substantial reduction in working capital of -€21.0m over 2019 and 2020.  The Group expects to further reduce its working capital in 2021, to a lesser extent.

As at 31 December 2020, the company has a trade receivable, net of provisions, of €9.8m, and an order book, net of advance payments already received, of €11.3m

The company has a good ability to forecast and manage its cash flow due to its good forecasting of equipment installations that trigger customer payments.

Based on the updated budget forecasts, the company believes that its cash position will be sufficient for at least the 12 months following the publication of this report.

The cash flow forecast incorporates a number of key business and funding assumptions as described below

The impact of the COVID pandemic is mainly reflected in :

- A delay in installations due to the restrictions imposed on travel and access to customer sites, which results in a delay in deliveries and the corresponding revenue

- Equipment orders slowed by restricted access to hospitals by sales staff and by the postponement of investment decisions by our customers due to economic uncertainty.

Measures implemented include:

- Adapting the production and supply programme to accommodate the expected delay in deliveries to customers

- Continuing its working capital reduction programme

- The implementation of a major cost reduction plan;

- The implementation of a major cost-cutting plan; - The implementation of short-time working or leave for staff whose activity is impacted,

- The use of short-term support mechanisms put in place by governments: deferral of social security charges, early reimbursement of research tax credits, ....

- Obtaining a €0.7m forgivable loan from the Small Business Association as part of the support measures taken in the United States in response to the health crisis;

- The application for State Guaranteed Loans as part of the support measures taken in France in response to the health crisis. The group received a €0.4m state-guaranteed loan from Crédit Mutuel on 19 March 2021 and a loan from a banking syndicate consisting of BNP Paribas, Bpifrance and Société Générale on 14 April 2021 for €4.3m.

In this context, the accounts have been closed on a going concern basis. Beyond the next 12 months, the company may need to structure its financing in order to meet its cash flow needs beyond that period. In this respect, the company is considering several options which may include

- Development of factoring, for which it already has a contract, which could represent financing of an average value of around 1 million euros.

- 2.5 million, as authorised in the Océanes contract.

- The implementation of a long-term refinancing which could take the form of a strategic partnership or a fund raising depending on market conditions

4.14 Capital

Ordinary shares are classified as equity. Costs of capital transactions directly attributable to the issue of new shares or options are recognized in equity as a deduction from the issue proceeds.

4.15 Share-based payments

Since being established, the Company has implemented a number of compensation plans using equity instruments in the form of stock options granted to employees of EOS Imaging in France. It has also awarded bonus shares to employees, as well as stock warrants to directors.

The Company has applied IFRS 2 to all equity instruments granted to employees and directors since 2007.

Pursuant to IFRS 2, the cost of transactions settled in equity instruments is expensed, offset by an increase in equity over the period in which the rights to receive equity instruments vest.

For the 2007 to 2011 plans, since all options issued vest when an employee leaves, there is no vesting period and the fair value of plans was fully recognized as of the reporting date of the financial year in which the plan was granted.

Since 2012, the fair value of stock options and bonus shares awarded to employees and that of the stock warrants awarded to directors have been determined by applying the Black-Scholes option valuation model, as described in Note 19.

4.16 Valuation and recognition of financial liabilities

4.16.1Financial liabilities at amortized cost

Borrowings and other financial liabilities are initially measured at fair value and subsequently at amortized cost, calculated using the effective interest rate.

Transaction costs that are directly attributable to the acquisition or issue of a financial liability are deducted from that financial liability. These costs are subsequently amortized on an actuarial basis over the lifetime of the liability, on the basis of the effective interest rate.

4.16.2Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss are measured at fair value.

4.17 Conditional subsidies and advances

The Group has received a certain amount of financial aid, in the form of grants and regulated government subsidies. Detailed information on this financial aid is provided in note 14.

They are recognized in accordance with IAS 20; financial advances granted at interest rates that are below market rates are measured at amortized cost, in accordance with IAS 39, if the impact is material.

The amount derived from the interest rate advantage obtained on the granting of non-interest bearing repayable advances is considered to be a grant. This benefit is calculated by applying a discount rate corresponding to a market rate at the date of grant.

A loan that is not repayable under certain conditions is treated like a government subsidy where there is reasonable certainty that the Company will satisfy the conditions for the loan being waived. In other cases, it is recognized as a liability.

These advances are recognized in “non-current financial liabilities” and in “current financial liabilities”, depending on their maturity date. Where the project is recognized as a failure, the waiver of receivable is recognized as a grant.

4.18 Provisions

4.18.1Provisions for liabilities and charges

Provisions for liabilities and charges represent commitments arising from miscellaneous risks and disputes, the timing and amount of which are uncertain, that the Company may face in the course of its business activities.

A provision is recognized where the Company has a legal or constructive obligation to a third party arising from a past event that is likely or certain to result in an outflow of resources to this third party, with no equivalent consideration to be expected from it, and where the future cash outflows can be reliably estimated.

The amount of the provision is the best estimate of the expenditure required to settle the obligation, where necessary discounted at the reporting date.

4.18.2Provisions for installation costs

The provision for installation costs is intended to cover the installation costs of equipment that has been sold but not yet installed. This provision is recognized for services still to be supplied by technicians including the supply of materials and time spent on the site. This provision concerns sites that were invoiced before 2019.

4.18.3Warranty provision

Sales are covered by a warranty period of at least one year. The assessment of the cost of the warranty as well as the likelihood that these costs will be incurred are based on an analysis of historical data. The provision represents the cost of maintaining systems under warranty, for a maximum one-year warranty period and for the remaining period at the reporting date for all systems sold. They are recognized in accordance with IAS 37. Revenue is recognized upon transfer of control and a separate liability is recognized for warranties in accordance with IAS 37.

4.18.4Retirement obligations

Company employees are covered by the retirement benefits provided for by law in France.

-	Receipt of a retirement lump sum, paid by the Company upon their retirement (defined benefit scheme);
-	Payment of pension benefits by social security entities, financed out of contributions by employers and employees (state-run defined contribution scheme).

For a defined benefit scheme, retirement benefit costs are estimated using the projected unit credit method. Under this method, the cost of retirement benefits is recognized through profit or loss evenly over the length of service of employees. Retirement obligations are measured at the present value of future payments estimated on the basis of the market rate of long-term investment-grade corporate bonds with maturities matching the estimated duration of the scheme.

Following the revision of IAS 19, actuarial gains and losses are no longer amortized in expenses but fully recognized in other items of comprehensive income; changes in the scheme are treated as the cost of past services and recognized immediately in profit and loss.

The Company retains actuaries to carry out an annual review of the valuation of these schemes.

Employees of foreign subsidiaries do not receive pension benefits.

4.19 Revenue from ordinary activities

4.19.1 Revenue

The Company's revenue is realised through sales of medical imaging equipment and related services.

Revenue represents the fair value of the consideration received or receivable for the goods sold in the normal course of the Company’s business activities. Revenue is net of value added tax, product returns, rebates and issued or estimated discounts and less intragroup sales.

The Company recognises income when the amount can be reliably measured, it is likely that the future economic benefits will flow to the Company and that the specific criteria have been satisfied for the Company’s business activities.

In the case of equipment sales, revenue is recognized on the transfer of all inherent risks and benefits of ownership of the asset to the purchaser, which, depending on the case, may be upon shipping, delivery or installation of the equipment.

Equipment sales are covered by a warranty. Only income relating to the warranty period exceeding one year is deferred, and recognized in income in the relevant period, warranties of up to one year not being sold separately from the equipment.

The fundamental principle of IFRS 15 is based on the recognition of revenue reflecting the transfer of promised goods and services to customers for an amount corresponding to the remuneration to which the seller expects to receive.

Revenue recognition is based on an analysis of contracts entered into with customers, using a five-step analysis:

-	identifying the contract with a customer
-	identifying service obligations
-	estimating the transaction price
-	allocating the transaction price between the various performance obligations under the agreement
-	determining the revenue’s triggering event.

More specifically, the following two valuations are carried out at each balance sheet date:

- The Group considers the risk of downward revenue adjustment when there are factors that may change the transaction price and introduce uncertainty as to the amount still to be received. Therefore, at each balance sheet date, management assesses this risk, including sales made in prior years that have not yet been collected, and reflects the consequences by adjusting the revenue and trade receivables concerned. A specific analysis was carried out at 31 December 2020 on sales of older versions, which led to the write-back of 11 items of equipment and the assessment of an additional risk totalling €4.3m, reducing revenue in return for a reduction in the receivables item.

- When a contract includes a significant financing component created by an interval of more than 12 months between the service rendered and the collection, the revenue is adjusted by a financial income or expense.

At 31 December 2020, this financing component (advances granted by the customer and credit granted to the customer) was valued at €142k, increasing revenue by €12k and decreasing the financial result by €154k.

4.19.2Other income

a.Subsidies

Since its inception, the Company has, by virtue of its innovative nature, received a certain number of grants or subsidies from the government or local authorities to defray its running costs or the cost of certain specific new hires. Subsidies are recognized in income as and when the associated expenses are incurred, independently of when they are actually received.

b.Research tax credit

Research tax credits are granted to companies by the French government to encourage them to carry out technical and scientific research. Companies demonstrating expenditure that satisfies the necessary criteria (research expenditure located in France or, since 1 January 2005, within the European Community or another State that is a part of the European Economic Area that has signed a tax agreement with France containing an administrative support clause) receive a tax credit that can be used to pay income tax due in the financial year in which the expenditure is incurred and the subsequent three financial years or, where applicable, be refunded the excess.

The Group has received research tax credits since its founding and since 2020 innovation tax credit. Annually EOS imaging requests those credits to be paid under the Community PME (Small and medium-sized enterprises) scheme in compliance with applicable legislation.

This financing is recognized under “other income” in the financial year in which the corresponding expenses are recognized. The portion of financing relating to capitalised expenses is deducted from the capitalised expenses in the statement of financial position and from the associated amortisation expenses in the income statement.

c.Tax on profits

Deferred tax is recognized in line with the broad interpretation and using the liability method, for any timing differences between the tax and accounting bases of assets and liabilities in the financial statements. The main timing differences are associated with tax losses available for carry-forward. The tax rates in force at the reporting date are used to calculate deferred taxes.

Deferred tax assets are only recognized where it is likely that there will be sufficient future earnings to absorb the carried forward tax loss. Given its stage of development, which means that it is not possible to produce sufficiently reliable earnings forecasts, the Company does not recognize net deferred tax assets.

4.19.3Sector information

The Company operates mainly in France and North America.

Research and development costs, production costs, regulatory expenses and the bulk of marketing, clinical and administrative costs are incurred in France.

At this stage, these costs are not strictly allocated by geographical region in which the Company’s products are sold. As a result, the Company’s performance is currently assessed on a consolidated basis.

Non-current assets and revenue by geographic region are described in detail in notes 5 to 9 and 17, respectively.

4.19.4Other items of comprehensive income

Components of income and expenses for the period recognized directly in equity are presented, where applicable, under “other items of comprehensive income”.

They concern €/$US, €/$CAD and €/$SING translation differences on the portion of inter-company receivables on the US, Canadian and Singaporean subsidiaries classified as a net investment in a foreign operation as well as actuarial gains and losses on retirement obligations.

Note 5 :Goodwill

Acquisition of OneFit Médical:

On 27 November 2013, EOS imaging acquired all the shares of OneFit Médical for €4 million, of which €0.5 million was paid in cash and €3.5 million by the issuance to OneFit Médical of 603,449 stand-alone warrants for EOS Imaging shares.

The acquisition memorandum of understanding provided for an earn-out clause of €1 million, tied to achieving regulatory and revenue objectives, to be paid to OneFit Médical as a grant of 1,810,347 warrants (BSA) to subscribe for 172,416 new shares of EOS Imaging.

Taking into account the partial achievement of the objectives at 31 December 2014, this earn-out of €1 million has been reduced to €750,000. With regard to the future economic advantages that the Group believes it can obtain from the acquisition of OneFit Médical, the acquisition price of €5 million including the entire earn-out has been maintained and the difference has been accounted for as financial revenue in 2014.

Impairment of the cash generating unit:

In accordance with the principles described in note 4.10 of the “Accounting principles and methods”, goodwill is not amortized but is the subject of impairment tests carried out at least annually. The impairment test is carried out in respect of the cash generating unit(s) to which the goodwill is allocated. These units are economic entities whose continuous activity generates cash flows which are broadly independent of each other. The Group considers that it only has one cash generating unit, comprising sales of equipment, maintenance contracts and related services. These three types of sale are considered to be interdependent. The Group also manages its worldwide activities homogeneously.

In accordance with IAS 36 “Impairment of Assets”, the Group carried out an impairment test. No impairment loss has been recognised as a result.

Note 6 :INTANGIBLE ASSETS

Changes in intangible assets may be analysed as follows:

Intangible assets	12/31/19	Increases	Reclassifications	Reductions	Change in scope	Change in exchange rates	12/31/20

Development costs	11,604	2,098	(857)	(436)			12,410
Software	1,409	113	(93)			(8)	1,422
Patents	721	168	950				1,840

Gross total intangible assets	13,735	2,379		(436)		(8)	15,671

Development costs	3,651	1,226		(329)			4,548
Software	1,205	18				(8)	1,215
Patents	129	228					357

Total amortisation	4,985	1,472		(329)		(8)	6,120

Development costs	263	715	86				1,064
Software
Patents

Total impairment	263	715	86				1,064

Net total intangible assets	8,488	192	(86)	(107)			8,487

During the year, the Group continued to develop new functionalities for its equipment and software applications.

In addition to internal developments, the intangible assets resulting from development include development costs related to partnerships.

Note 7 :RIGHTS OF USE AND LEASE OBLIGATIONS

Rights of use

Rights of use	12/31/19	Increases	Reclassifications	Reductions	Change in scope	Change in exchange rates	12/31/20

Real estate usage rights	4,787	163			(243)	(24)	4,683
Furniture usage right	220						219

Total leases	5,008	163			(243)	(24)	4,903

Real estate usage rights	545	278				(4)	1,095
Furniture usage right	77	30					137
	-
Total depreciation and impairment	621	309				(4)	1,232

Total net user fees	4,386	(146)			(243)	(20)	3,671

The discount rate used by the Group on these real estate contracts is between 3.28% and 4.74% depending on the geographical area.

Net rights of use	12/31/18	12/31/19
(in thousands of euros)

France	3,385	4,164
North America	286	223

Total net rights of use	3,671	4,386

Leases liabilities

The majority of leases are operating leases covering premises used by the Group.

Maturity of lease liabilities	12/31/20	12/31/19
(in thousands of euros)

Lease liabilities due in more than one year	3,247	3,912
Lease liabilities due within one year	527	531

Total liabilities	3,774	4,443

Change in lease liabilities	Offices	Equipment	Total
(in thousands of euros)

As at 1 January 2019	4,298	144	4,443

New lease	163		163
End lease	(243)		(243)
Repayments	(511)	(60)	(572)
Currency impact	(17)		(18)
		-
As at 31 December 2020	3,690	84	3,774

Note 8 :PROPERTY, PLANT, AND EQUIPMENT

Changes in property, plant and equipment may be analysed as follows:

Property, plant, and equipment	12/31/19	Increases	Reclassifications	Reductions	Change in scope	Change in exchange rates	12/31/20

Fixtures and fittings	1,274	1				(32)	1,243
Technical installations and equipment	3,726	64	19	(9)			3,801
Office and computer equipment	1,197	63		(1)		(21)	1,238
Furniture	71					(6)	66
Fixed assets in progress	303	5	(19)	(212)			76

Gross total property, plant & equipment	6,571	134		(222)		(59)	6,424

Fixtures and fittings	877	104				(24)	958
Technical installations and equipment	2,390	451		(2)			2,839
Office and computer equipment	952	133		(1)		(18)	1,066
Furniture	21	9				(4)	26
Fixed assets in progress	263		(86)	(177)			(	)

Total amortisation	4,503	697	(86)	(180)		(46)	4,889

Fixtures and fittings
Technical installations and equipment
Office and computer equipment
Furniture
Fixed assets in progress

Total impairment

Net total property, plant & equipment	2,068	(563)	86	(43)	(13)	1,535

Net intangible assets and property, plant and equipment by geographical sector are as follows:

Net rights of use	12/31/18	12/31/19
(in thousands of euros)

France	9,873	10,320
North America	149	236

Total net rights of use	10,022	10,556

Note 9 :: FINANCIAL ASSETS AND OTHER ASSETS

Changes in financial assets may be analysed as follows:

Others Fixed Assets	31 décembre 2019	Augmentations	Reclassements	Diminutions	Change in scope	Variation de taux de change	31 décembre 2020

Deposits in guarantee	197	13		(53)		(2)	155

Total net others fixed assets	197	13		(53)		(2)	155

The change in the financial assets item includes current operating movements.

Note 10 :INVENTORIES AND WORK IN PROGRESS

Inventories and work in progress	12/31/20	12/31/19

Component Parts	5,997	7,558
Finished Products	7,696	6,032
Inventories waiting for return	174
Depreciation	(490)	(77)

Total net des stocks et en-cours	13,378	13,513

The change in the business cycle in the first half of 2019, allowing for a reduction in the time between production and installation, should have led to a decrease in the level of inventory over the year 2020. Inventory excluding provisions was down 2%, as the year was impacted by the slowdown in installations and maintenance during containment.

The €1.5m decrease in component inventories is explained by the integration of the supplies of the new EOSedge imaging system components into the production cycle at the end of 2019. Inventories for maintenance, in order to ensure customer service response times on an international installed base, increased slightly due to the expansion of the area covered.

At 31 December 2020, finished goods inventories also include the valuation of 8 pieces of equipment for which the trade-in was negotiated with customers who could not commit to a payment schedule, for an amount of €1,450 thousand.

Inventories of slow-moving components are subject to depreciation. The latter was updated at 31 December 2020, resulting in an additional provision of €413 thousand.

Note 11 :trade receivables

11.1Clients et comptes rattachés

Trade receivables	12/31/20	12/31/19
(in thousands of euros)

Customers and related accounts	11,068	19,564
Impairment of customers and related accounts	(1,245)	(1,866)

Net total of customer receivables	9,822	17,698

Trade receivables	12/31/20	12/31/19
(in thousands of euros)

Emea	4,786	6,234
North America	3,659	9,371
Asia- Pacific	2,653	3,959

Total brut des clients et comptes rattachés	11,068	19,564

Trade receivables before depreciation break down into 3,659 k€ for North America, 4,786 k€ for EMEA and 2,623 k€ for APAC.

At each balance sheet date, a review is carried out of any impairment losses on trade receivables, which takes account of the expected installation dates of the relevant equipment. This assessment affects revenue for the period if the Group considers that there is a probability of a material adjustment to expected inflows.

The difference between the initial receivables and their valuation at December 31, 2020 amounts to €1,245 thousand, or 11.2% of their gross amount.

During the period ended 31 December 2020, no customer individually accounted for more than 10% of consolidated revenue.

11.2Other current assets

Other current assets	12/31/20	12/31/19
(in thousands of euros)

Research tax credit / CICE / CII	1,043	1,899
Suppliers - receivables	278	231
Value added tax	665	646
Prepaid expenses	359	593
Subsidies receivable	698	783
Other receivables	148	1,063

Total other current assets	3,190	5,215

The item "Research tax credit/ITC" consists of research tax credits (CIR) recognized for expenses incurred during the period by EOS imaging and OneFIT for a total amount of €1,043k.

The item Trade creditors receivable mainly relates to goods returns awaiting reimbursement for 278k€.

The item Grants receivable corresponds to funding expected in the context of collaborative projects bringing together various partners for the development of highly innovative work. This grant income is recognized for expenses incurred up to December 31, 2020 and not yet paid at that date.

As of December 31, 2020, Eos imaging has written down a receivable related to a partnership for 167 k€ as it is estimated to be worthless at this date.

The decrease of the item Other receivables is explained by the settlement of supplier advances of 2019 for 663k€ and the repayment of a CVAE surplus for 99k€.

11.3Research tax credit, Competitiveness and Employment tax credit

Receivable balance sheet closing on 12-31-2018	1,504
Revenue	1,898
Payments	(1,476)
Reallocation	(30)
Change in exchange rate	2
Receivable balance sheet closing on 12-31-2019	1,898
Produit	1,043
Paiements	(1,898)
Reclassement
Variation de change
Receivable balance sheet closing on 12-31-2020	1,043

Note 12 :cash and cash equivalents

Cash and cash equivalents	12/31/20	12/31/19
(en milliers d'euros)

Short-term bank deposits	9,674	8,084
Money market SICAVs	43	102

Total	9,717	8,186

Short-term bank deposits break down as follows

- Current accounts for €9.7 million, including €3.04 million held by the American, Canadian, Singaporean subsidiaries; these short-term investments are considered liquid, convertible into a known amount of cash and subject to a negligible risk of change in value.

- Amounts committed under a liquidity mandate, and not invested in treasury shares as of December 31, 2020, amounted to 43 k€.

These items are valued and recorded at amortized cost.

Note 13 :EQUITY

13.1SHARED CAPITAL ISSUED

The table below shows changes in the Company's capital over the period

Date	Transactions	Nominal	PE	Shares created	Capital	Issue premium	Total	Number of shares forming the capital
	Total at 31 décember 2019				265,700	6,915,879		26,569,946

6/30/2020	Allocation of loss carry-forward to issue premium					(6,815,879)
2/5/2020	Capital increase following the exercice of options				200	(200)		20,000
6/30/2020	Capital increase following the exercice of options				655	64,845		65,500
11/2/2020	Capital increase following the exercice of options				15	1,485		1,500

	Total at 31 décember 2020				266,570	166,130		26,656,946

The capital increases result from the following operations:

- Exercise of 67,000 options, resulting in the creation of 67,000 new shares;

- Creation of 20,000 new ordinary shares with a par value of one euro cent each, allocated free of charge to the employees benefiting from these bonus shares.

At December 31, 2020, the share capital amounted to 266 570 euros. It is divided into 26,656,946 fully subscribed and paid-up ordinary shares with a par value of €0.01.

13.2Treasury shares

Under the liquidity agreement, the Company held 53,363 of its own shares at 31 December 2020. These shares have been deducted from consolidated equity in an amount of €443k.

13.3Stock options

The plans run by the company are the following:

Type	Fair value of option	Number of `shares granted	Fair value of plan (in thousands of euros)

SO 2007	€5.26	255,900	1,345
SO 2009 (a)	€0.47	395,845	487
SO 2009 (b)	€1.49	200,657	299
SO 2010 (a)	€1.04	413,500	429
SO 2010 (b)	€1.09	53,000	58
Free shares	€5.15	360,000	1,854
SO 2012 (a)	between 1,61€ and 1,84€	376,916	651
SO 2012 (b)	between 2,02€ and 2,18€	40,000	84
SO 2014	between 3,92€ and 4,33€	223,000	380
Free shares	between 1,97€ and 2,26€	181,500	593
Warrants 2015	€2.25	120,000	270
Warrants 2016	between 0,68€ and 0,77€	190,000	137
Free shares 2016	between 3,86€ and 4,24€	133,000	432
Performance shares	between 0,74€ and 1,47€	280,000	353
Free shares	€5.82	50,000	291
Performance shares	between 2,20€ and 2,37€	190,000	427
Free shares 2017	between 4,58€ and 4,89€	208,500	794
Performance shares 2018	€1.27	40,000	51
Free shares 2018	between 4,78€ and 5,14€	20,000	101
SO 2019	between 0,09€ and 0,11€	1,362,000	82

Total			9,119

The impact on the statement of comprehensive income of share-based payments is described in note 16.

Note 14 :provisions

14.1Obligation to pay retirement bonuses

(in thousands of euros)	12/31/19	Increases	Reductions	12/31/20

End-of-service indemnities	574	94	50	618

Total	574	94	50	618

Calculations of end-of-service indemnities are based on the following assumptions:

Valuation date	12/31/2020	12/31/2019
Retirement methods	For all employees: voluntary retirement at 65	For all employees: voluntary retirement at 65
Level of social security expenses	50%	50%
Discount rate	0.40%	0.80%
Mortality tables	INSEE TD / TV	INSEE TD / TV
	2012 – 2014	2012 – 2014
Rate of salary increase (including inflation)	4%	4%

The rights of EOS Imaging's employees are defined by the following collective bargaining agreements:

- National Metallurgy Industry Agreements (executives and non-executives)

- Regional Metallurgy Industry Agreement: Paris region (non-executives only).

14.2Disputes

(in thousands of euros)	12/31/19	Increases	Reductions	12/31/20

Litigation	570	38	541	67

Total	570	38	541	67

One dispute has been identified and remains outstanding as of December 31, 2020.

Note 15 :NON-CURRENT FINANCIAL LIABILITIES

Financial liabilities	12/31/20	12/31/19
(in thousands of euros)

Bond loans	25,722	26,028
BPI advances - Ardea	283	356
Bank Loan	19

Total	26,024	26,384

Maturity schedule of financial liabilities	Carrying amount	At up to 1 year	>1 yr up to 5 years max.	Over 5 years

Bond loans	25,722	1,551	24,171	-
BPI advances - Ardea	283	33	250	-
Bank Loan	19	-	19	-

Total liabilities	26,024	1,584	24,440	-

Bond issue/OCEANEs

In 2018, the company issued a bond for a nominal amount of €29,543k. These OCEANES bear interest at a nominal annual rate of 6%, payable six-monthly. If these bonds are not converted into shares, they will be redeemed at par on 31 May 2023.

The substance of these convertible bonds has been analysed and their “debt” and “equity” components have been valued. The “debt” component was valued by determining the fair value of a similar debt through discounting future cash flows. On conclusion of this analysis, 89.5% of the nominal value was determined to be “debt”.

In relation to the consolidated financial statements at 31 December 2019, this transaction led to the recognition of a debt with a discounted value of €25.2 million (representing 88% of financial liabilities) and an equity component of €3 million.

BPI France advances

- In the context of its participation in the Industrial Strategic Innovation project, EOS imaging received a reimbursable advance from OSEO in July 2009, for a maximum amount of €1,275k.

As at 31 December 2020, amounts received totalled €822k. corresponding to the contractually financed portion of expenditure committed by the company, which was lower than the amount forecast on signing the agreement.

On 2 February 2016, BPI recognized that the project had been partially commercially successful: €269k of its receivable was waived and the reimbursement conditions were re-defined. The Company was therefore required to pay the amount of €553k over a six-year period. Repayments since 2016 amount to €520k, including a repayment in December 2020 of €69k. The discounting of this debt under IFRS reduced its balance to €33k at 31 December 2020.

- Onefit Medical also received an innovation partnership loan of €150k for eight years including a threeyear deferred amortisation period granted at the rate of three-month Euribor plus 5.6%, reduced to three-month Euribor plus 3.80% during the deferred amortisation period. This loan is repayable over five years beginning on 31 May 2015. The first repayments were made beginning in 2017. During 2020, reimbursements of €7.5k were made, reducing the balance to zero at 31 December 2020.

- As part of its development of a new generation of knee instrumentation, OneFit Médical also received an interest-free repayable advance of €250,000 granted in June 2014. The agreement associated with this advance was amended in January 2017, so that it was switched to a grant-funded project focused on the shoulder. Repayments under the amended advance agreement were deferred for 2 years and should restart in September 2019, over 58 months. In the event that the project is not successful, repayments are to be made over a period of 34 months beginning in September 2019. In view of the characteristics of the project, OneFit Medical requested, on 29 January 2019, that the programme be technically recognized as having failed. At 31 December 2020, the partner had made no decision.

Note 16 :FINANCIAL LIABILITIES AND OTHER CURRENT LIABILITIES, TRADE PAYABLES

16.1Trade payables

Trade payables	12/31/20	12/31/19
(in thousands of euros)

Trade payables	3,434	3,969

Total	3,434	3,969

Trade payables, 90% of which are French, decreased by 13%, mainly in France, due to lower expenses during the year.

16.2Other current liabilities

16.2.1Provisions for amounts due within one year

(in thousands of euros)	12/31/19	Increases	Reductions	12/31/20

Provision for litigation	91			91
Provision for installation costs	327	388	485	230
Guarantees given to customers	810	340	566	584

Total	1,229	728	1,051	906

Changes in the provision for customer warranties are related to the increase in the number of items of equipment under warranty, taking into account equipment sales during the period. This provision represents the estimated cost under the contractual commitment given to customers to provide a twelve-month warranty after the EOS device is commissioned. These warranties provide the customer with assurance that the product will work as intended and that it complies with the agreed specifications. They are recognized in accordance with IAS 37. Revenue is recognized upon transfer of control and a separate liability is recognized for warranties in accordance with IAS 37.

The provision for installation costs is intended to cover the installation costs of equipment that has been sold but not yet installed. This provision is recognized for services still to be supplied by technicians including the supply of materials and time spent on the site.

16.2.2Other current liabilities

Other current liabilities	12/31/20	12/31/19
(in thousands of euros)

Tax debts	829	716
Social debts	4,682	3,184
Other debts (including royalties & subsidies)	516	1,137
Down-Paiements customers	6,058	2,018
Refund liabilities	350
Prepaid income	7,413	8,582

Total other current liabilities	19,848	15,637

Tax liabilities consist mainly of VAT payable and payroll taxes.

Employment liabilities comprise salaries, social security charges, holiday pay and bonuses.

At December 31, 2020, these liabilities include a deferral of a portion of the contributions to French social security bodies negotiated as part of the exceptional assistance offered during the health crisis. This negotiated deferral amounts to €736,000 as of December 31, 2020 and is paid over 2021 according to a monthly schedule.

Other liabilities principally comprise royalties payable in respect of equipment.

Prepaid income primarily comprises maintenance charges invoiced in respect of a future period. These liabilities under contracts represent an obligation on the Company to provide services to a customer from whom EOS Imaging has received payment or from whom a proportion of the payment is outstanding (advance received). Net assets and liabilities under contracts are calculated separately for each contract. The application of IFRS 15 caused the Group to recognize a financing component on prepaid contracts of €81k with an impact on P/L for €43k in sales increase and €124k on financial expenses.

The change in the carrying amount is principally due to the recognition of revenue invoiced in advance both under equipment sales agreements that include a warranty of longer than one year and under equipment revenue invoiced before delivery.

In 2020, the amount received from customers in the form of advances on equipment orders amounted to €6.0m, compared with 2.0m in 2019. This change is explained by the change in the sales cycle and an improvement in the management of receivables. The application of IFRS 15 caused the Group to recognize a financing component on down-paiements of €62k with an impact on P/L on financial expenses.

16.3Financial instruments recognized on the balance sheet and impact

The fair value of an asset or a liability is the price that would be agreed between parties free to contract on market terms. The calculation of fair value must be based on observable market data that provides the most reliable indication of a financial instrument’s fair value.

The tables below show, in accordance with the provisions of the amendment to IFRS 7 (Financial Instruments: Disclosure), the Group’s assets and liabilities that measured at fair value according to their valuation method:

Financial year ended on 31 December 2020 (in thousands of euros)	Carrying amount	Fair value through profit and loss	Loans and receivables	Debt at amortised cost	Non- financial instruments

Non-current financial assets	155	-	155	-	-
Customer receivables	9,822	-	9,822	-	-
Other current assets	3,191	-	-	-	3,191
Cash and cash equivalents	9,717	9,717	-	-	-

Total assets	22,885	9,717	9,977	0	3,191

Long-term financial liabilities	24,473	-	-	24,473	-
Short-term financial liabilities	1,551	-	-	1,551	-
Trade payables	3,434	-	-	3,434	-
Other current liabilities	20,754	-	-	-	20,754

Total liabilities	50,212	0	0	29,458	20,754

Fair value throught the income statement	Fiscal year closed on 31 December
(in thousands of euros)	2020	2019

Losses on cash equivalents
Revenue from cash equivalents

Fair value throught the income statement

Note 17 :revenue from ordinary activities

17.1Revenue and other income

Revenue	FY closed on December
(in thousands of euros)	12/31/20	12/31/19

Sales of equipment	10,656	9,592
Sales of services	12,040	10,450
Sales of consumables and related services	872	1,186
Renegotiation risk	249	(978)
Financing component	12	(163)

Total Revenue	23,829	20,087

In 2020 EOS Imaging recorded annual revenues of €23.8 million, compared to €20.1 million in fiscal 2019.

Equipment sales amounted to €10.7 million compared to €9.6m in year 2019. The Group sold 34 equipment, including 10 EOSedge®, compared to 24 in 2019 with a significant increase in the average selling price of the equipment sold explained by the increase in volume of EOSedge (product mix) and a geographical mix effect.

Recurring revenues amounted to €12.9 million, compared with €11.6 million in 2019, representing growth of 11%. Recurring revenues thus represented 54% of total sales, compared with 58% of sales in 2019.

-	12.0 million in maintenance revenues, up +15.2%, driven by growth in the installed base; and
-

0.87 million in sales of consumables and services, down 26%, mainly due to the decline in non-critical surgical procedures during the period of health restrictions, contributing to a loss of revenue in the patient specific instruments activity.

Commercial performance3 achieved during the financial year was €31.2 million compared with €35.7 million in 2019, a decrease of 12%, due to the decrease in orders received in 2020 (-24% vs 2019) partially offset by the increase in recurring revenues (+11% vs 2019).

In fiscal year 2020, and in accordance with IFRS 15, an additional risk of transaction price adjustment impacts revenues by 249 k€, explained mostly by the reversal of adjustments from previous years.

In addition, when a contract includes a significant financing component created by an interval of more than 12 months between the service rendered and the collection, revenues are adjusted by a financial income or expense. At December 31, 2020, this financing component (advances granted by the customer and credit granted to the customer) was valued at €142,000, increasing revenues by €12,000 and decreasing financial income by €154,000.

17.2Revenue by geographical area

Revenue by geographical region	FY closed on December
(in thousands of euros)	12/31/20	12/31/19

France	5,942	6,424
EMEA excluding France	5,091	3,496
North America	7,437	6,317
Asia-Pacific	5,308	3,821
Latin America	51	29

Total revenue by geographical region	23,829	20,087

Despite the health context, overall revenues increased in all regions except France, the main country where health restrictions were significant at the beginning of the year and the leading market for cutting guides, where sales fell sharply following the decision to postpone non-priority surgical procedures.

Recurring revenues generated mainly by maintenance contracts grew in all regions, particularly in Asia-Pacific (+35%) and France (+16%).

[3] Commercial performance: Indicator comparable to the commercial model of past years and corresponding to the addition of recurring revenues and equipment orders generated over a period.

Commercial performance, an indicator comparable to the commercial model of past years, achieved during the year reached €31.2 million (including total orders of €18.3 million) compared to €35.7 million in 2019, a decrease of 12%. This decrease is entirely due to the decline in orders in EMEA and North America.

Note 18 :Payroll costs

Payroll	FY closed on December
(in thousands of euros)	12/31/20	12/31/19

Salaries	12,185	12,927
Employment taxes and social security contribution	4,478	4,643
Retirement commitments	28	37
Share-based payments	38	743

Total payroll	16,729	18,351

Average Headcount	167	180

The elements presented above do not take into account the share of capitalised developments. The amount therefore differs from the sum of the personnel expenses presented in the summary statements in Note 20 / Details of operating expenses, which include the amounts net of IFRS restatements.

The impact resulting from the capitalization of research and development time amounts to €2,097k for the year 2020.

Personnel expenses decreased by 9% during the year. The 5% decrease in salaries and social charges is explained by the full rate impact on 2020 of recruitments in 2019 and by the freezing of replacements following departures at the end of 2019 or during 2020.

The average consolidated headcount for 2020 is 167, compared to 180 at 31 December 2019, i.e. a change of -7%.

Note 19 :SHARE-BASED PAYMENTS

Plans issued by the company and outstanding as of December 31, 2020 are described in note 13.3 - Stock options.

Outstanding amounts on the various plans issued by the company were as follows at 31 December 2020 :

Type	Date awarded	Exercise price	In force at 31/12/2020

SO 2010	7/6/2010	€1.00	-
SO 2010	5/20/2011	€1.00	6,000
SO 2012	9/21/2012	€4.07	253,307
BSA Administrator	12/31/2012	€4.24	40,000
BSA Administrator	1/25/2016	€3.42	190,000
SO 2014	5/23/2014	€6.14	201,875
BSA IPF	3/31/2015	€4.71	120,000
Free shares	9/7/2017	€-
Performance shares	9/7/2017	€-
Free shares	12/12/2017	€-
Performance shares	2/5/2018	€-	-
Free shares	2/5/2018	€-	-
SO 2019	1/30/2019	€2.68	964,000

			1,775,182

Terms and conditions of exercise:

Stock-options (S.O.) 2010:

- 25% of the S.O. can be exercised beginning on the award date;

- a further 25% of the S.O. can be exercised on each anniversary of the date they were awarded;

- company officers are required to keep at least 80% of their shares resulting from the exercise of the options until their duties are terminated.

- if they leave the Company or the affiliated company in question before the exercise date, the options that may be exercised on the departure date remain in the possession of the beneficiary without any exercise deadline other than their expiry date. The options that are not yet exercisable as of the date of the departure are automatically null and void on the date of the latter in any event.

Stock-options (S.O.) 2012 and 2014:

- 25% of the S.O. can be exercised beginning on the award date;

- a further 25% of the S.O. can be exercised on each anniversary of the date they were awarded;

- no later than ten years from the grant date;

- company officers are required to keep at least 80% of their shares resulting from the exercise of the options until their duties are terminated.

- if they leave the Company or the affiliated company in question before the exercise date, the options that may be exercised on the departure date remain in the possession of the beneficiary without any exercise deadline other than their expiry date. The options that are not yet exercisable as of the date of the departure are automatically null and void on the date of the latter in any event.

Stock-options (S.O.) 2019:

The terms governing the exercise of the stock options (S.O.) are as follows:

a CEO’s package:

- 50,000 options subject to a specific condition of performance to be achieved in 2020 or 2021;

- 100,000 options upon expiry of a period of 24 months from the date of award;

- 50,000 options upon expiry of a period of 36 months;

- 50,000 options upon expiry of a period of 48 months;

- and no later than ten years from the grant date.

- the CEO will be obliged to hold in his name until he ceases his functions a minimum number of shares equal to 75% of the shares vested under the Plan.

b Executive Committee’s package:

- up to 1/3 of the options allocated upon the expiry of a period of 24 months;

- up to 2/3 of the options allocated upon expiry of a period of 36 months;

- the remaining options (up to 3/3) allotted upon expiry of a period of 48 months;

- and no later than ten years from the grant date.

c Other employees’ package:

- up to 100% of the options allotted upon expiry of a period of 36 months from the date of allotment, and no later than ten years from the grant date.

d Package for employees retiring during the period:

- up to 100% of the options allotted upon expiry of a period of 24 months from the date of allotment, and no later than ten years from the grant date.

Bonus shares:

- the vesting period for shares awarded is 2 years for all beneficiaries.

2016 performance shares:

Performance shares will vest at the end of a two-year vesting period and, if the weighted average share price for the 20 trading sessions preceding the vesting date is:

- At least equal to 8€, 100% of the shares granted by the Board of Directors will vest at the end of the vesting period,

- Less than 4€, no shares will be acquired at the end of the vesting period,

- Between 4 and 8€, the number of shares granted that will vest at the end of the vesting period will be calculated on a straight-line basis between 0% and 100%.

The Board of Directors meeting of January 30, 2019 noted that none of the shares granted had vested at the end of the vesting period

2017 performance shares:

The performance shares shall vest at the end of a two-year vesting period, if the average weighted share price for the 20 trading sessions preceding the vesting date is:

- at least equal to €9, 100% of the shares allotted by the Board of Directors shall vest on the expiry of the vesting period,

- less than €5, no shares shall vest on expiry of the vesting period,

- between €5 and €9, the number of shares allotted that shall vest on expiry of the vesting period shall be calculated on a straight-line basis between 0% and 100%.

At its meeting held on 23 September 2019, the Board of Directors noted that none of the shares allotted had vested at the end of the vesting period.

Share warrants allocated to members of the Company's Board of Directors:

2012 warrants:

- 33% of the share warrants may be exercised beginning on 31 December 2013;

- a further 33% may be exercised on or after 31 December 2014;

- the balance may be exercised beginning on 31 December 2015.

2016 warrants:

- 33% of the share warrants may be exercised beginning on 24 January 2017;

- a further 33% may be exercised on or after 24 January 2018;

- the balance may be exercised beginning on 24 January 2019.

Share warrants awarded to third parties:

2015 warrants: IPF

- exercise parity of the warrants: one warrant gives the right to subscribe to one of the Company's shares;

- number of shares liable to be issued on exercise of the warrants: excluding changes in the Company's share capital, 180,000 warrants would give rise to the issuance of the same number of shares representing 0.83% of the Company's share capital;

- exercise price of the warrants: €4.71.

- exercise period: the warrants may be exercised in whole or in part, in one or several times, within seven years of their subscription date. The warrants of the optional tranches will become void if these bond tranches are not subscribed;

- listing of the warrants: no.

In 2015, the Company issued 60,000 bonds with stock warrants attached (OBSAs) in the amount of €540,000, as well as three tranches of ordinary bonds (A, B and C) for a total principal amount of €14,460,000. The bonds with stock warrants attached were subscribed in January 2015 by IPF Partners.

Three warrants are attached to each OBSA, giving a total of 180,000 warrants, of which 120,000 shall lapse if the optional tranches of bonds are not subscribed for (Tranches B and C). The warrants are attached to the three tranches of vanilla bonds, at 60,000 warrants per tranche. They are exercisable on or after the date on which the bonds are issued. If the bonds are not issued, the warrants are void.

Tranche A of ordinary bonds, in the amount of €4,460,000, was subscribed for in March 2015, giving rise to the issue of 60,000 warrants.

Tranche B of optional, ordinary bonds, in the amount of €5 million, was subscribed for in December 2015, giving rise to the issue of 60,000 warrants.

As at 31 December 2015, the Company had therefore issue 120,000 warrants as a result of Tranches A and B being subscribed for.

Since Tranche C was not exercised, the remaining 60,000 warrants lapsed.

In June 2016, the Company issued a Tranche D of ordinary bonds for an amount of €5 million. No warrants are attached to this tranche.

As such, the number of warrants in circulation as part of this bond issue is 120,000.

The table below summarizes the costs shown in the income statement under “share-based payments” over the period.

(in thousands of euros)	SO 2014	Bonus shares	BSA 2016	Bonus shares 2016	Performance shares 2016	Bonus shares Sept 2017	Performance shares Dec 2017	Bonus shares Dec 2018	Performance shares 2019	Bonus shares 2019	SO 2019	Total

17/12/31	43	253	44	356	46	49	119					910
18/12/31	14	- 43	19	171			201	408				770
19/12/31	-	-	1			217	328	172			36	754
20/12/31								6			32	38

Detailed information on the number of options by class and exercise price is given in note 13.3. “Capital / Stock options”.

Note 20 :Détail OF OPERATING EXPENSES

20.1Direct costs of production and service

Direct costs of production and service	Fiscal Year End
(in thousands of euros)	31-déc.-20	31-déc.-19

Purchasing and subcontracting	9,121	9,083
Staff costs	1,411	1,684
Royalties	372	238
Amortization and provisions	319	- 43

Total direct costs of production and service	11,223	10,962

Direct costs of sales consist mainly of the costs of production, transport and installation of equipment sold during the financial year, as well as the costs of maintenance of equipment installed and maintained by EOS imaging.

As the equipment integration phase is subcontracted, production costs are mainly made up of the costs of purchasing components and subcontracting.

In value terms, the gross margin as a percentage of sales increased by 749 basis points (bps) to €12.6m compared with €9.1m in the previous year.

- A 12% increase in the average selling price of equipment due to the increased share of the new EOS Edge equipment in the product mix

- The structural increase in maintenance revenue and the cyclical drop in spare parts consumption due to the various containment and restrictions that occurred during the year generated an 827bp increase in the maintenance margin

- Personnel costs were down by €273k due to departures not being replaced during the year

20.2Indirect costs of production and service

Indirect costs of production and service	Financial year ended
(in thousands of euros)	31-déc.-20	31-déc.-19

Purchasing and subcontracting	1,402	1,335
Travelling expenses	690	1,037
Staff costs	2,327	1,871
Amortization and provisions	169	159

Total indirect costs of production and service	4,587	4,402

Indirect production and service costs increased by 4% compared to the previous year. This evolution is mainly explained by the increase in personnel costs following internal employee movements. This change is in response to the need to strengthen the services team, which is responsible for managing the installed base, which continues to grow significantly. The various health restrictions due to Covid-19 have significantly reduced travel expenses.

20.3Research and development

Research and development	Financial year ended
(in thousands of euros)	31-déc.-20	31-déc.-19

Purchasing and subcontracting	1,363	2,334
Travelling expenses	39	136
Staff costs	1,999	1,536
Amortization and provisions	2,196	793

Total research and development	5,597	4,799

At the end of 2019, a new generation of imaging systems, EOSedge, was released, the result for 2020 is:

- Decrease in the portion of expenses eligible for capitalization, which is reflected in an increase in personnel expenses of 30%

- Increase in amortization of capitalized expenses following the launch

- Decrease in subcontracting costs for the EOS Edge project

R&D costs increased by 17% over the year, from €4,799k in 2019 to €5,597k in 2020.

Expenses expensed during the year consisted mainly of salaries for the R&D team of 52 engineers based at three sites.

Costs incurred during the development phase of innovative projects are capitalized in accordance with IAS 38 "Property, Plant and Equipment". At December 31, 2020, capitalized development costs amounted to €2 097k and an amortization for € 967k.

Excluding the impact of IFRS restatements, costs incurred during the year amounted to €7.7m in 2020 compared with €7.5m in 2019.

20.4Sales, clinical and marketing

Sales, clinical and marketing	Financial year ended
(in thousands of euros)	31-déc.-20	31-déc.-19

Purchasing and subcontracting	910	1,602
Studies	(28)	(16)
Trade shows and congresses	638	2,035
Payroll costs	5,870	7,547

Total marketing and sales	7,390	11,168

Sales, clinical and marketing costs include:

- Commercial deployment and associated sales force development costs,

- Clinical studies and opinion leader meetings in the field of orthopedics and radiology,

- Costs related to participation in national and international conferences (RSNA, SOFCOT, JFR, etc.),

- Travel expenses mainly related to annual sales seminars and participation in national and international conferences.

Sales, clinical and marketing expenses fell by 34% during the year. This decrease is mainly due to

- A €1.7 million decrease in personnel expenses, as a result of internal mobility, departures not replaced during the year, and the waiver by Mr. Lobinski of his variable compensation for the year 2020.

- A €1 million reduction in travel expenses, as a direct consequence of global restrictions in the context of the health crisis

- The decrease in subcontracting and exhibition expenses following the cancellation of various congresses during the health crisis.

20.5Regulatory matters

Regulatory	Financial year ended
(in thousands of euros)	31-déc.-20	31-déc.-19

Purchasing and subcontracting	220	223
Travelling expenses	11	23
Staff costs	573	665

Total regulatory	804	911

Costs related to regulatory affairs and quality correspond mainly to

- Costs related to obtaining certifications for the Group's products,

- Personnel costs of the team organized around a Director of Regulatory Affairs.

Regulatory expenses are down 12% compared to the previous year. This is explained by a decrease of €100k related to travel restrictions and personnel costs following internal employee mobility

20.6Administrative costs

Administrative costs	Financial year ended
(in thousands of euros)	31-déc.-20	31-déc.-19

Purchasing and subcontracting	3,062	3,780
Travelling expenses	47	70
Staff costs	2,566	1,828
Amortization and provisions	297	245

Total administrative costs	5,972	5,924

The administrative costs are mainly composed of :

- Personnel costs

- Audit, legal and consulting fees,

- Insurance costs and rent.

Overall, administrative costs were stable over the year. The increase in personnel costs due to the impact of the full salary of three managers and the exceptional provision for retirement was entirely offset by the decrease in purchases and subcontracting due to the reduced use of certain expert opinions, which were internalized; the reversal of provisions for litigation; and the control of expenses during the year.

The main expenses related to the ongoing ATEC offer (and conditional on the success of the offer) are not taken into account as at 31 December 2020 (advisory fees and commissions, management remuneration, etc.).

Note 21 :: FINANCIAL INCOME AND EXPENDITURE

Financial income and expenditure	Financial year ended
(in thousands of euros)	31-déc.-20	31-déc.-19

Losses on cash equivalents
Interest expense	1,470	1,600
IFRS 16 expenses	124	134
Financing component - sales contracts	191
Exchange rate différences	961	170

Total financial costs	2,745	1,904

Income on cash equivalents
Repayment of bond borrowing
Financing component - sales contracts	36	163
Exchange rate différences	1,127	6

Total financial income	1,163	168

Financial result	(1,583)	(1,736)

he interest expenses mainly relate to the interest on the bond, as presented in note 2.

The other items of the financial result also include the impact of the new IFRS standards.

The application of IFRS 16 leads to the recognition of financial expenses in the amount of €124k.

When a contract includes a significant financing component created by an interval of more than 12 months between the service rendered and the collection, the turnover is adjusted by a financial income or expense.

The application of IFRS 15 and the financing component included in the valuation of services rendered to the client has a net impact of €154k.

Note 22 :income tax expense

Under current legislation, the company has the following tax losses:

-	Indefinitely carried forward in France for a total amount of €95,269k.
-	In the United States:
-	Can be carried forward for 20 years in the United States for losses generated before 2018 for an amount of US$20,916k
-	Losses generated from 2018 onwards can only be deducted up to 80% of taxable profits: they amount to US$11,945k

The losses carried forward thus amount to US$32,862k, i.e. a total of €26,780k at 31 December 2020.

-	Can be carried forward between 2029 and 2040 in Canada for an amount of C$4,031k, i.e. a total of €2,579k at 31 December 2020.
-	Indefinitely deferrable in Germany for €408k.

The deferred tax asset base net of passive temporary differences has not been activated as a matter of prudence, in application of the principles described in Note 4.19.

The tax rate applicable to the company is the rate in force in France, i.e. 28%.

	2020	2020

Consolidated net profit (loss)	(11,179)	(18,489)
Effective income tax charge	6
Non-controlling interests
Impairment of goowll
Consolidated net profit (/(loss) before taxes, goodwill and non-controlling	(11,173)	(18,429)

Theoretical tax rate	28.00%	28.00%
Theoretical tax rate	(3,128)	(5,160)

Tax timing differences
- Other permanent difference	75	36
- Share-based payments	11	208
- Others non-taxable income	(331)	(531)
- Tax credits (CICE)	(15)
- Tax losses non activated and temporary differences	3,394	5,448

Effective income tax charge	6	0
Effective tax rate	0.00%	0.00%

Note 23 :commitments

23.1Commitments under operating leases

EOS imaging SA :

The Company has a lease on its head office. The lease is for a period of ten full and consecutive years and the Company has the option to terminate the leases every three years.

The Company has taken out a sub-lease over a property where it carries out part of its production activities. The term of the sub-lease is equal to the remaining term of the principal lease i.e. 9 years, with the option for the Company to give notice every three years. This sub-lease was terminated on October 21, 2020 and will expire on June 20, 2021.

Total lease payments and future expenses break down as follows at 31 December 2020 :

Eos Imaging SA	TOTAL	Up to 1 year	More than 1 year but no more than 5 years	5 years or more
(in thousands of euros)

Operating lease	4,510	606	2,334	1,570

Total	4,510	606	2,334	1,570

EOS imaging Inc :

Eos Imaging Inc	TOTAL	Up to 1 year	More than 1 year but no more than 5 years	5 years or more
(in thousands of dollars US)

Operating lease	$208	$62	$146	$-

Total	208	62	146

EOS image Inc :

Eos Image Inc	TOTAL	Up to 1 year	More than 1 year but no more than 5 years	5 years or more
(in thousands of dollars CAD)

Operating lease	$229	$55	$174	$0

Total	229	55	174

OneFit Medical :

OneFit Medical	TOTAL	Up to 1 year	More than 1 year but no more than 5 years	5 years or more
(in thousands of euros)

Operating lease	4	4

Total	4	4

The OneFit lease terminates in February 2021 and will be extended for 12 months for a commitment of €37k.

23.2Others commitments made

As part of its drive to control procurement costs, the Group has put in place medium-term supply contracts, some of which contain volume commitments. Under these contracts the Group may be required to pay compensation if these volumes are not honoured.

Note 24 :RELATED PARTIES

(in thousands of euros)	Financial Period Ended
	déc-20	déc-20

Remuneration and benefits in kind	2,818	2,656
Payments in shares	-	1
Directors' fees	-	130

Total	2,818	2,787

The valuation of share-based payments is disclosed in note 19.

Note 25 :Earnings per share

Basic earnings per share are calculated by dividing the net income attributable to the Company's shareholders by the weighted average number of common or preference shares in circulation during the financial year.

	FY closed on December
(in thousands of euros)	12/31/20	12/31/19

Net profit/(loss)	(11,179)	(18,429)

Weighted average number of shares in circulation	26,621,290	26,328,829

Résultat net par action (en euros)	(0.42)	(0.70)

Weighted average number of potential shares	28,166,472	28,522,636

Instruments conferring deferred access to the Company's equity (stock options) are considered not to be dilutive, since they imply a reduction in the loss per share. Thus, diluted earnings per share are identical to basic earnings per share.

Note 26 :Financial risk management

The company's principal financial instruments comprise cash and financing instruments such as bonds. The aim of managing these instruments is to finance the Company's operations. The Company’s policy is not to subscribe for financial instruments for speculative purposes. The Company does not use derivatives.

The main risks to which the Company is exposed are liquidity risk, exchange risk, interest rate and credit risks.

Liquidity risk

Cash and cash equivalents are held to meet short-term cash commitments rather than for investment or other purposes. They are readily convertible into a known amount of cash and are subject to an insignificant risk of a change in value.

The Company has carried out a specific review of its liquidity risk. In particular, it carried out a detailed assessment of repayments under the repayable advance, as described in detail in note 15 (Non-current financial liabilities) and under the bond issue, the maturities of which are set out below:

Maturity schedule of financial liabilities	Carrying amount	At up to 1 year	>1 yr up to 5 years max.	Over 5 years

Bond loans	25,722	1,551	24,171	-
BPI advances - Ardea	283	33	250	-
Bank Loan	19	-	19	-

Total liabilities	26,024	1,584	24,440	-

If the Group does not comply with the contractual conditions of the repayable advance agreements entered into, it may be required to repay the sums advanced ahead of schedule. Such a situation could deprive the Group of some of the financial resources needed to successfully pursue its development projects. At 31 December 2020, the group was compliant with all the contractual terms and conditions.

In relation to the convertible bonds, in the event that their terms are breached (for example, where the Company fails to pay interest or principal), or in the event of cross-default or a change of control of the Company, the holders of these bonds may require all the convertible bonds to be redeemed early. This risk is considered by the Group to be low.

On the basis of this review, liquidity risk was reassessed in light of the impacts of the Covid crisis - see note 4.13 (going concern). Nevertheless, the Company will continue to have significant financing needs to develop its technologies and market its products.

Foreign exchange risk

* Operating income:

All Group sales made in Europe and Asia-Pacific are denominated in euros. Sales made in North America are denominated in local currencies.

69% of the 2020 revenue, i.e. €16.4 million, was denominated in euros and 31%, i.e. equivalent to €7.4 million, was denominated in US or Canadian dollars.

Other operating income, made up of public financings, was denominated in euros for 1.3 million or 61% or and was denominated in US and Canadian dollars representing 0.8 million euros or 39%.

* Operating expense:

The expenses incurred in France are denominated in euros, save for certain supplies and fees in insignificant amounts. Charges incurred in the US, Canada and Singapore subsidiaries are denominated in the respective local currencies.

89% of 2020 operating expenses, i.e. €31 million, were denominated in euros and 11%, i.e. the equivalent of €4 miillion, was denominated in foreign currencies, with €2.9 million of that amount denominated in US dollars.

* Financial expense:

The Group’s financing expenses are denominated in euros.

Thus, the effect of a change in the exchange rates as of 31 December 2020 has the same impact on the Company's results and shareholders’ equity, as follows:

-	a 10% rise in the euro against the Canadian, American and Singaporean dollars would have a negative impact on income of €331k;

a 10% fall in the euro against the Canadian, American and Singaporean dollars would have a positive impact on income of €331k.

This is the combined effect of two distinct components:

-	the operating risk : the 43% increase in Operating Income in 2019 at historical exchange rates would have been limited to 42% at constant exchange rates;
-

the risk associated with the investments made in the foreign subsidiaries materialises in the form of net financial income when translating the receivables associated with the equity interests in the consolidated accounts. This component represents the net balance of this effect.

In early 2021, the company put in place a forward currency hedge for a significant part of its turnover in order to preserve its commercial margin.

Credit risk

The Company conducts prudent management of its available cash. Cash and equivalents include cash on hand and common financial instruments held by the company (basically money market funds (SICAV) and term deposits).  At 31 December 2020, these securities were exclusively fixed or determinable income with fixed maturities, other than loans and accounts receivables, which the Group has the intention and the ability to hold until maturity. They are recognised at their amortised cost.

The credit risk related to cash, cash equivalents and common financial instruments is not significant given the quality of the financial institutions with which the Group works.

Concerning its customers, the Group does not have a significant concentration of credit risk.  The Group has implemented policies enabling it to ensure that its customers have an appropriate credit risk history. However, the Group must take account of variable customer payment terms, which depend on a number of different factors:

-	Sector-specific factors:
o

The Group sells medical imaging equipment for which installation, user training and acceptance of the equipment can be relatively long. These three items are pre-conditions to payment for the equipment, although pre-payments are sometimes obtained;

o	The Group may have cause to grant fairly long settlement terms in the context of negotiating sales contracts;
o	The payment terms for public hospitals are traditionally long, irrespective of the contractual conditions entered into.
-	Geographical factors:
o	Settlement terms are traditionally long in certain geographical regions (Asia and the Middle East).

Trade receivables recorded on the balance sheet fell from €17.7 million to €9.8 million thanks to the made to collect the amounts owed and the change in the commercial cycle in the first quarter of 2019. This change significantly reduced the working capital requirement.

When analysing its receivables under IFRS 15, the Group made adjustments if the transaction price was liable to vary.

Interest rate risk

The Company's exposure to interest rate risk primarily relates to cash and cash equivalents. These largely consist of term deposits. Changes in interest rates have no impact on the interest earned on term deposit accounts, since the return on those accounts is fixed.

As at 31 December 2020, the Company's financial liabilities were not subject to interest rate risk, given that they comprise the interest-free loan and the repayable fixed-rate advance.

Fair value

As shown in note 16.3 (Financial instruments recognised on the balance sheet and impact), the fair value of financial instruments traded on an active market is based on the market price at closing date. The market prices used for financial assets held by the Company are the market bid prices on the valuation date.

The nominal value, less the provisions for depreciation, of the accounts receivable and current debts is presumed to approximate the fair value of those items.

Note 27 :Statutory auditors’ fees

Summary table of Statutory Auditors' fees recognised as expenses for the financial year.

(*) These services cover those required by laws and regulations (reports on capital transactions, end of assignment letter).

(in thousands of euros	12/31/20
	Deloitte	PKF	Acti
Audit
Statutory auditors, examination and certification of the company only and the consolidated financial statement	60	44
1) Eos Imaging SA 2) Fully consolidated
2) Fully consolidated subsidiairies (Eos Imaging Inc, Eos Imaging Inc , Eos Imaging Gmbh, Onefit Medical, Eos Imaging Pte Ltd)	13		4

Non-audit services
1) Eos Imaging SA	2
2) Fully consolidated subsidiairies (Eos Imaging Inc, Eos Imaging Inc , Eos Imaging Gmbh, Onefit Medical, Eos Imaging Pte Ltd)

Sub total	75	44	4

Other services provided by the networks to fully consolided subsidiaries

1) Legal, labour, tax
2) Other
Sub total

Total	75	44	4

Note 28 :Events after the reporting date

a.Alphatec's public offer process and EOS imaging change of control

On 15 January 2021, the Company's social and economic committee, after having examined the terms and conditions of the Offer, issued its opinion on the Offer (the opinion is available in the note in response published on the Company's website dedicated to the Offer and the AMF).

On 4 March 2021, the Board of Directors met and issued a favourable reasoned opinion on the proposed tender offer by Alphatec Holdings, Inc. ("ATEC") for the EOS shares and OCEANES (the "Offer").

-

The Board of Directors has taken note of the intentions expressed by ATEC in its draft offer document and of the opinion given by the EOS Economic and Social Committee (CSE). It has also taken note of the fairness opinion of Accuracy, as independent expert, which concludes that the Offer is fair from a financial point of view for the shareholders and the OCEANE holders.

-

Based in particular on the fairness opinion, the opinion of the CSE and the positive recommendation of the ad hoc committee, the Board of Directors unanimously considered that the Offer was in the interest of EOS, its shareholders and its OCEANE holders, to whom it offers immediate and full liquidity under favourable price conditions, and its employees. It has therefore issued a favourable opinion on the Offer and has recommended to the shareholders and to the OCEANE holders to tender their shares and their OCEANEs respectively to the Offer.

On 5 March 2021, Alphatec filed the draft offer document relating to the Tender Offer with the AMF.

On 30 March 2021, the Offer obtained the authorisation of the Minister in charge of the economy, finance and recovery, pursuant to Article L. 151-3 of the French Monetary and Financial Code relating to the control of foreign investments made in France.

On 30 March 2021, the Autorité des marchés financiers (AMF) declared the proposed takeover bid compliant pursuant to Article 231-23 of the General Regulation.

On 31 March 2021, the Autorité des marchés financiers announced that the tender offer will be open from 1 April to 7 May 2021 inclusive.

As of 8 March 2021, following the filing of the proposed Tender Offer, Alphatec proceeded to purchase the Company's shares on the market. As of May 7, at the end of the tender offer period, Alphatec held 7,940,090 shares.  In addition, Alphatec acquired 174,061 convertible bonds of the company.

On May 10, 2021 Euronext Paris informed the Autorité des marchés financiers that on May 7, 2021, the last date set for the deposit by financial intermediaries of orders to the takeover bid, they had received 15,815,971 shares and 2,312,074 convertible bonds of EOS imaging stock in deposit.

In total, Alphatec holdings Inc held 23,756,061 EOS imagning shares representing 89.12% of the shares and voting rights of this company. In addition, the initiator held 2,486,135 EOS IMAGING "océanes" representing 57.22% of the "océanes" in circulation.

The minimum condition being met, the offer was thefore declared successful.

On May 13, 2021, the settlement delivery of the shares and Oceanes took place. This marking the date of change of control of the Company.

On June 3, 2021, following the re-opening period of the offer (May 17 to June 2), the Autorité des marchés financiers announced that Alphatec Holdings Inc. held

i.	24,815,737 EOS imaging shares representing 93.08% of the capital and voting rights of this company, and
ii.	2,486,135 EOS imaging "océanes" representing 57.22% of the "océanes" in circulation

On June 8, 2021, Oddo BHF SCA, acting on behalf of Alphatec Holdings Inc. informed the AMF of the decision of Alphatec Holdings Inc. to proceed with the implementation of a squeeze-out concerning the EOS imaging shares not tendered to the offer, the conditions being met.

On June 11, 2021 the squeeze-out of 1,790,846 EOS imaging shares, representing 6.72% of the share capital of this company took place, at a price of €2.45 per EOS imaging share. The suspension of the listing of the EOS imaging shares was maintained until the full implementation of the squeeze-out and the listing of the EOS imaging "océanes" resumed on June 9, 2021.

b.	Evolution of the Company governance

On May 18, 2021 the Board received the resignation of three directors, Mr. Michael Lobinski, Mr. Eric Beard, and Mr. Antoine Vidal, and co-opted Mr. Patrick Miles, Mr. Tyson Marshall, Mr. Eric Dasso in the respective position of the resigning board members until the end of their respective mandates.

On June 29, 2021, the shareholder ratified the nomination of the new shareholders.

Mike Lobinski remains the Company CEO.

c.	Obtaining State Guaranteed Loans (PGE) of €4.7m

As part of the support measures taken in France in response to the health crisis, the group has applied for State Guaranteed Loans.

On January 15, 2021, Onefit Medical, a subsidiary of EOS imaging, received a state-guaranteed loan of €0.4m from Crédit Mutuel.

On April 14, 2021, EOS imaging received a state-guaranteed loan of €4.3m from a banking syndicate consisting of BNP Paribas, Bpifrance and Société Générale.

d.	Communication of unaudited revenues for the 1st quarter of 2021

On 20 April 2021, the Company communicated its unaudited revenues for the 1st quarter of 2021, which amounted to €5.6m, up +48% compared to the 1st quarter of 2020. Commercial performance amounted to €7.9m, up +31% compared to Q1 2020.  The cash position at 31 March 2021 was €8.2m.